Exhibit (17)(b)



Phoenix Investment Partners
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|                                Prospectus
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|                                                    December 16, 1998
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|-------Aberdeen

        Phoenix-Aberdeen Worldwide
        Opportunities Fund



                                    Phoenix-Aberdeen Worldwide
                                    Opportunities Fund is a mutual fund
                                    that mainly invests in common stocks
                                    of U.S. and foreign companies with
                                    the investment objective of capital
                                    appreciation.

                                    Neither the Securities and Exchange
                                    Commission nor any state securities
                                    commission has approved or
                                    disapproved of these securities or
                                    determined if this prospectus is
                                    truthful or complete. Any representation to the contrary is a criminal offense.

                                    This Prospectus contains important
                                    information about the Phoenix-Aberdeen
                                    Worldwide Opportunities Fund that you
                                    should know before investing. Please
                                    read it carefully and retain it for future reference.

[LOGO] PHOENIX
       INVESTMENT PARTNERS, LTD.

> Phoenix-
  Aberdeen
  Worldwide
  Opportunities
  Fund

                    Table of Contents
-------------------------------------

  Investment Risk and Return Summary .............   page 2
  Fund Expenses ..................................   page 5
  Investment Strategies ..........................   page 6
  Risks Related to Investment Strategies .........   page 8
  Management of the Fund .........................  page 12
  Pricing of Fund Shares .........................  page 15
  Sales Charges ..................................  page 16
  Your Account ...................................  page 19
  How to Buy Shares ..............................  page 20
  How to Sell Shares .............................  page 20
  Things You Should Know When
   Selling Shares ................................  page 21
  Account Policies ...............................  page 23
  Investor Services ..............................  page 24
  Tax Status .....................................  page 25
  Financial Highlights ...........................  page 26
  Additional Information .........................  page 27

                             Investment Risk and Return Summary
---------------------------------------------------------------


                             Investment Objective
                             Phoenix-Aberdeen Worldwide Opportunities Fund has an investment objective of capital appreciation. Distributions of investment income, such as dividends and interest, are incidental in the selection of investments. There is no guarantee that the fund will achieve the objective.


                             Principal Investment Strategies


                          [arrow] The fund may invest in a diversified
                                  portfolio of equity and fixed income
                                  securities. The fund will invest at least 65% of its assets in securities of issuers located in 3 or more countries, one of which will be the United States.

                          [arrow] The fund intends to invest at least 65% of
                                  its total assets in common stocks.

                          [arrow] The fund may invest in other types of equity
                                  securities including preferred stock, other securities that can be converted into common stock or preferred stock, and warrants to purchase common stock or preferred stock.

                          [arrow] An adviser and subadviser will manage the
                                  fund. The subadviser will determine how much of the fund's assets will be invested in different countries and regions. The subadviser will also decide which investments to buy and sell in all countries and regions other than the United States. The adviser will decide which investments to buy and sell in the United States.

                          [arrow] The subadviser uses a value-oriented approach
                                  in selecting investments. The adviser uses a growth-oriented approach in selecting investments.

                          [arrow] Up to 35% of the fund's assets may be
                                  invested in fixed income securities such as corporate and government notes and bonds. Up to 5% of the fund's assets can be invested in high-yield securities ("junk bonds"). The rest must be invested in investment grade securities.

                          [arrow] The fund may invest in small companies as
                                  well as larger companies.

                          [arrow] The fund may invest in companies in foreign
                                  countries with developed markets and
                                  countries with "emerging markets."


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

                             Principal Risks

                             If you invest in this fund, you risk that you may lose your investment.

                             The fund will seek to increase the value of your shares by investing in securities the adviser or subadviser expect to increase in value. Most of the fund's investments will be in common stocks and other equity investments. Conditions affecting the overall economy, specific industries or companies in which the fund invests can be worse than expected. As a result, the value of your shares may decrease. Increases in interest rates affecting the global economy, particular industries or specific companies can cause fixed income investments that the fund may own to decline in value. This, too, can cause your share value to decrease.

                             Unlike many other mutual funds, this fund may make significant investments in companies in foreign countries and in foreign governments, including some "emerging market" countries (those with markets that are not fully developed). Political and economic uncertainty as well as relatively less public information about investments may negatively impact the fund's portfolio. Some investments may be made in currencies other than U.S. dollars that will fluctuate in value as a result of changes in the currency exchange rate. Foreign markets and currencies may not perform as well as U.S. markets. Emerging market countries and companies doing business in emerging markets may not have the same range of opportunities as countries and their companies in developed nations. They may also have more obstacles to financial success.

                             This fund may also invest in small companies as well as larger companies. Smaller companies, regardless of their location, may be affected to a greater extent than larger companies by changes in general economic conditions and conditions in particular industries. Smaller companies may also be relatively new and not have the same operating history and "track record" as larger companies. This could make future performance of smaller companies more difficult to predict.


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                             Performance Tables

                             The bar chart below provides an indication of the risks of investing in the Phoenix-Aberdeen Worldwide Opportunities Fund by showing changes in the fund's Class A Shares performance from year to year over a 10-year period(1). The table below shows how the fund's Class A Shares average annual returns for one, five and ten years compare to those of a broad-based securities market index. The fund's past performance is not necessarily an indication of how the fund will perform in the future.


Worldwide Opportunities Fund

[Tabular representation of bar chart]

                                                          Calendar Year
                       -------------------------------------------------------------------------------------
                       1988     1989     1990     1991     1992     1993     1994     1995     1996     1997
                       ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
Annual Return (%)      11.1      9.1    (22.7)    24.5      3.2     37.8      0.0     15.1     15.0     14.1

                (1) The fund's average annual returns in the chart above do not reflect the deduction of any sales charges. The returns would have been less than those shown if sales charges were deducted. During the 10-year period shown in the chart above, the highest return for a quarter was 16.61% (quarter ending March 31, 1991) and the lowest return for a quarter was -19.72% (quarter ending September 30, 1990). Year to date performance (through September 30, 1998) was 10.07%.

---------------------------------------------------------------------------------------------------------
  Average Annual Total Returns
  (for the periods ending 12/31/97)(1)  One Year     Five Years     Ten Years     Life of the Fund(2)
---------------------------------------------------------------------------------------------------------
  Class A Shares                         8.66%       14.67%          9.07%         8.92%
---------------------------------------------------------------------------------------------------------
  Class B Shares                         9.43%         N/A            N/A         11.09%
---------------------------------------------------------------------------------------------------------
  Class C Shares(3)                       N/A          N/A            N/A            N/A
---------------------------------------------------------------------------------------------------------
  MSCI World(4)                         15.76%       15.34%         10.56%           N/A
---------------------------------------------------------------------------------------------------------

                (1) The fund's average annual returns in the table above reflect the deduction of the maximum sales charge for an investment in the fund's Class A Shares and a full redemption in the fund's Class B Shares.

                (2) Class A Shares since May 13, 1960 and Class B Shares since July 15, 1994.

                (3) Class C Shares will be offered as of the effective date of this prospectus.

                (4) The Morgan Stanley Capital International World (net) Index (MSCI World) is an unmanaged index calculated as an arithmetical average weighted by the market value of approximately 1,600 companies listed on stock exchanges in 23 countries, including the U.S. and Canada. The index does not reflect any sales charges or fees but does include the effect of foreign tax withholding.


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

                             Fund Expenses
------------------------------------------
                             This table illustrates all fees and expenses that you may pay if you buy and hold shares of the fund.

                                                      Class A     Class B       Class C
                                                       Shares     Shares       Shares(b)
                                                      --------   --------     ---------
  Shareholder Fees (fees paid directly from
  your investment)
  Maximum Sales Charge (load) Imposed on
  Purchases (as a percentage of offering price)         4.75%     None               None
  Maximum Deferred Sales Charge (load) (as a            None      5%(a)          1% during the
  percentage of the lesser of the value redeemed or                               first year
  the amount invested)
  Maximum Sales Charge (load) Imposed on
  Reinvested Dividends                                  None      None               None
  Redemption Fee                                        None      None               None
  Exchange Fee                                          None      None               None
                                                   -------------------------------------------
                                                      Class A     Class B          Class C
                                                       Shares     Shares          Shares(b)
                                                      --------    --------        ---------
  Annual Fund Operating Expenses (expenses
  that are deducted from fund assets)
  Management Fees                                     0.75%           0.75%        0.75%
  Distribution and Service (12b-1) Fees(c)            0.25%           1.00%        1.00%
  Other Expenses                                      0.42%           0.42%        0.42%
                                                      ----        --------         ----
  Total Annual Fund Operating Expenses                1.42%           2.17%        2.17%
                                                      ====        ========         ====

                ------------------
                (a) The maximum deferred sales charge is imposed on Class B
                 Shares redeemed during the first year; thereafter, it decreases 1% annually to 2% during the fourth and fifth years and to 0% after the fifth year.

                (b) Class C Shares will be offered as of the effective date of this prospectus.

                (c) Distribution and Service Fees represent an asset-based sales charge that, for a long-term shareholder, may be higher than the maximum front-end sales charge permitted by the National Association of Securities Dealers, Inc. ("NASD").



                             Example

                             This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

                             The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. In the case of Class B Shares, it is assumed that your shares are converted to Class A after eight years. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


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
----------------------------------------------------------
  Class       1 year     3 years     5 years     10 years
----------------------------------------------------------
  Class A     $613       $903        $1,214      $2,096
----------------------------------------------------------
  Class B     $620       $879        $1,164      $2,313
----------------------------------------------------------
  Class C     $320       $679        $1,164      $2,503
----------------------------------------------------------

                             You would pay the following expenses if you did not redeem your shares:

----------------------------------------------------------
  Class       1 year     3 years     5 years     10 years
----------------------------------------------------------
  Class A     $613       $903        $1,214      $2,096
----------------------------------------------------------
  Class B     $220       $679        $1,164      $2,313
----------------------------------------------------------
  Class C     $220       $679        $1,164      $2,503
----------------------------------------------------------

                             Investment Strategies
--------------------------------------------------


                             Investment Objective
                             The fund's investment objective is capital appreciation. Income distribution (yield) will not be a factor. There is no guarantee that the fund will achieve its investment objective.


                             Principal Investment Strategies

                             The fund invests in a diversified portfolio of securities of domestic and non-U.S. issuers, including companies, governments, governmental agencies and international organizations. The fund may invest in any region of the world. Under normal circumstances, the fund will invest at least 65% of its total assets in the securities of issuers located in at least three different countries, one of which will be the United States. The fund employs an adviser, Phoenix Investment Counsel, Inc., to select securities of U.S. issuers, and a subadviser, Aberdeen Fund Managers, Inc., to select securities of all other issuers. Each month the subadviser's investment strategy committee determines how much (what percentage) of the fund's assets will be invested in each region of the world (e.g., continental Europe, United Kingdom, Asia, etc.). The adviser will invest the amount allocated for investment in the United States. The subadviser invests all other amounts.


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

                             The fund will invest at least 65% of its assets in common stocks. The fund may also invest in other equity securities including preferred stocks, securities convertible into common stocks, warrants and rights to purchase common stock. The adviser uses a top down/bottom up, growth-oriented stock selection process. The subadviser uses a bottom up, value-oriented process that selects companies that exhibit growth in recurring earnings, clean balance sheets, strong management, clear and credible business vision and a history of fair treatment of minority shareholders. The fund may invest in securities of issuers of any size, in countries with developed markets and countries with emerging markets.

                             The fund may also invest up to 35% of its assets in non-convertible fixed-income securities of U.S. and non-U.S. issuers (described below) when the adviser or subadviser feels that such securities are appropriate for the achievement of the fund's investment objective. Market values of fixed-income securities typically move in the opposite direction from changes in interest rates. Therefore, investing in fixed-income securities can provide an opportunity for capital appreciation when interest rates are expected to decline.

                             The non-convertible fixed-income securities referred to above may consist of:


                               o corporate notes, bonds and debentures of U.S.
                                 issuers that are rated high grade (i.e., rated within the three highest rating categories by a nationally recognized statistical rating organization) or, if unrated, are considered by the fund's adviser to be of comparable quality;

                               o corporate notes, bonds, debentures and other
                                 securities (such as Euro-currency instruments) of non-U.S. issuers that are rated within the three highest rating categories of rating services or, if unrated, are deemed by the fund's subadviser to be of comparable credit quality;

                               o Treasury bills, notes and bonds issued by the
                                 United States Government or related agencies;
                                 and

                               o securities issued by foreign governments and
                                 supranational agencies (such as the World
                                 Bank).


                             The fund may invest up to 5% of its net assets in fixed-income securities rated below investment grade (commonly referred to as "junk bonds").


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                             Temporary defensive strategy: if the adviser or
                             subadviser believes that market conditions are not favorable to the fund's principal strategies, the fund may invest without limit in U.S. government securities and in money market instruments. When this happens, the fund may not achieve its investment objective.




                             Risks Related to Investment Strategies
-------------------------------------------------------------------


                             General

                             The fund's focus is capital appreciation. The adviser and subadviser intend to invest fund assets so that your shares increase in value. However, the value of the fund's investments that support your share value can decrease as well as increase. If between the time you purchase shares and the time you sell shares the value of the fund's investments decreases you will lose money. The value of the fund's investments can decrease for a number of reasons. For example, changing economic conditions may cause a decline in the value of many or even most equity and fixed income investments. Particular industries can face poor markets for their products or services so that companies engaged in those businesses do not do as well as companies in other industries. Interest rate changes may improve prospects for certain types of businesses and they may worsen prospects for others. To the extent that the fund's investments are affected by general economic declines, declines in industries, and interest rate changes that negatively affect the companies in which the fund invests, fund share values may decline. Share values can also decline if the specific companies selected for fund investment fail to perform as the adviser or subadviser expects, regardless of general economic trends, industry trends, interest rates and other economic factors.

                             In addition to these general risks of investing in the fund, there are several specific risks of investing in the fund that you should note.


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                             Foreign Investing

                             The fund will invest in non-U.S. companies.
                             Investing in the securities of non-U.S. companies involves special risks and considerations not typically associated with investing in U.S. companies. These include:



                          [arrow] differences in accounting, auditing and
                                  financial reporting standards,

                          [arrow] generally higher commission rates on foreign
                                  portfolio transactions,

                          [arrow] differences and inefficiencies in transaction
                                  settlement systems,

                          [arrow] the possibility of expropriation or
                                  confiscatory taxation,

                          [arrow] adverse changes in investment or exchange
                                  control regulations,

                          [arrow] political instability, and

                          [arrow] potential restrictions on the flow of
                                  international capital.

                             Political and economic uncertainty as well as relatively less public information about investments may negatively impact the fund's portfolio.

                             Foreign securities often trade with less frequency and volume than domestic securities and therefore may exhibit greater price volatility. Additionally, dividends and interest payable on foreign securities may be subject to foreign taxes withheld prior to receipt by the fund.

                             Many of the foreign securities held by the fund will not be registered with, nor will the issuers of those securities be subject to the reporting requirements of, the U.S. Securities and Exchange Commission. Accordingly, there may be less publicly available information about the securities and about the foreign company or government issuing them than is available about a domestic company or government entity. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment positions.



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                             Foreign Currency

                             Significant portions of the fund's assets may be invested in securities denominated in foreign currencies. Changes in foreign exchange rates will affect the value of those securities denominated or quoted in currencies other than the U.S. dollar. The forces of supply and demand in the foreign exchange markets determine exchange rates and these forces are in turn affected by a range of economic, political, financial, governmental and other factors. Exchange rate fluctuations can affect the fund's net asset value (share price) and dividends either positively or negatively depending upon whether foreign currencies are appreciating or depreciating in value relative to the U.S. dollar. Exchange rates fluctuate over both the short and long terms.

                             Effective January 1, 1999, eleven European countries will begin converting from their sovereign currency to the European Union common currency called the "Euro." This conversion may expose the fund to certain risks including the reliability and timely reporting of pricing information of the fund's portfolio holdings. In addition, one or more of the following may adversely affect specific securities in the fund's portfolio:



                          [arrow] known trends or uncertainties related to the
                                  Euro conversion that an issuer reasonably expects will have a material impact on revenues, expenses or income from its operations;

                          [arrow] competitive implications of increased price
                                  transparency of European Union markets
                                  (including labor markets) resulting from adoption of a common currency and issuers' plans for pricing their own products and services in the Euro;

                          [arrow] issuers' ability to make required information
                                  technology updates on a timely basis, and costs associated with the conversion (including costs of dual currency operations through January 1, 2002);

                          [arrow] currency exchange rate risk and derivatives
                                  exposure (including the disappearance of price sources, such as certain interest rate indices); and

                          [arrow] potential tax consequences.

                             The subadviser does not expect to invest in any securities that may be adversely affected by the conversion to the Euro.


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


                             Emerging Market Investing

                             The fund may invest in companies located in emerging market countries and regions. Investment in less-developed countries whose markets are still emerging generally presents risks in greater degree than those presented by investment in foreign issuers based in countries with developed securities markets and more advanced regulatory systems. Prior governmental approval of foreign investments may be required under certain circumstances in some developing countries, and the extent of foreign investment in domestic companies may be subject to limitation in other developing countries. The charters of individual companies in developing countries may impose limitations on foreign ownership to prevent, among other concerns, violation of foreign investment limitations.

                             The economies of developing countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been (and may continue to be) adversely affected by economic conditions in the countries with which they trade.


                             Small Market Capitalization Investing

                             The fund may invest in large and small companies throughout the world. Companies with small capitalization are often companies with a limited operating history or companies in industries which have recently emerged due to cultural, economic, regulatory or technological developments. Such developments can have a significant positive or negative effect on small capitalization companies and their stock performance. Given the limited operating history and rapidly changing fundamental prospects, investment returns from smaller capitalization companies can be highly volatile. Smaller companies may find their ability to raise capital impaired by their size or lack of operating history. Product lines are often less diversified and subject to competitive threats. Smaller capitalization stocks are subject to varying patterns of trading volume and may, at times, be difficult to sell.


                             Mutual Fund Investing

                             The fund may invest in other mutual funds to take advantage of investment opportunities in certain countries where the fund otherwise would not be able to invest or where the size of a fund


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                             investment in any particular country would be too
                             small. The fund may invest up to 10% of its assets in the shares of other mutual funds, however the fund will not invest more than 5% of its assets in any one mutual fund. When the fund purchases shares of another mutual fund the assets invested in the other mutual fund incur a layering of expenses including operating costs, advisory fees, and administrative fees that you indirectly bear.


                             Impact of the Year 2000 Issue on Fund Investments

                             The Year 2000 issue is the result of computer programs being written using two rather than four digits to define the applicable year. There is the possibility that some or all of a company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If a company whose securities are held by the fund does not "fix" its Year 2000 issue, it is possible that its operations and financial results would be hurt. Also, the cost of modifying computer programs to become Year 2000 compliant may hurt the financial performance and market price of companies whose securities are held by the fund.



                             Management of the Fund
---------------------------------------------------


                             The Advisers
                             Phoenix Investment Counsel, Inc. ("Phoenix") is the investment adviser to the fund and is located at 56 Prospect Street, Hartford, CT 06115. Phoenix also acts as the investment adviser for 14 other mutual funds, as subadviser to three additional mutual funds and as adviser to institutional clients. As of September 30, 1998, Phoenix had $21.3 billion in assets under management. Phoenix has acted as an investment adviser for over sixty years.

                             Aberdeen Fund Managers Inc. ("Aberdeen") is the subadviser to the fund and is located at 1 Financial Plaza, Suite 2210, Fort Lauderdale, FL 33394. Aberdeen is a wholly-owned subsidiary of Aberdeen Asset Management PLC based in Aberdeen, Scotland. Together with its subsidiaries, Aberdeen Asset Management PLC provides investment management services to unit and investment trusts, segregated pension funds and other institutional and private portfolios, and through Aberdeen, U.S. mutual funds. Aberdeen has served as subadviser for the following mutual funds since their inception in 1996: Phoenix-Aberdeen New Asia Fund, Phoenix-


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                             Aberdeen Global Small Cap Fund and the Aberdeen
                             New Asia Series of The Phoenix Edge Series Fund. As of September 30, 1998, Aberdeen Asset Management PLC had $22.3 billion in assets under management.

                             Subject to the direction of the fund's Board of Trustees, Phoenix is responsible for managing the fund's investment program and the day-to-day management of the domestic portion of the fund's portfolio. Aberdeen, as subadviser, is responsible for the day-to-day management of the foreign holdings of the fund. Both Phoenix and Aberdeen manage the fund's assets to conform with the investment policies as described in this prospectus. The fund pays Phoenix a monthly investment management fee that is accrued daily against the value of the fund's net assets at the following rates.

-------------------------------------------------------------------------------------------
                     1st billion       $1+ billion through $2 billion        $2+ billion
-------------------------------------------------------------------------------------------
  Management Fee     0.75%             0.70%                                 0.65%
-------------------------------------------------------------------------------------------

                             Phoenix pays Aberdeen a fee for that portion of the fund's net assets that are invested in non-U.S. securities as follows.

--------------------------------------------------------------------------------------------
                      1st billion       $1+ billion through $2 billion        $2+ billion
--------------------------------------------------------------------------------------------
  Subadvisory Fee     0.375%            0.35%                                 0.325%
--------------------------------------------------------------------------------------------

                             During the fund's last fiscal year, the fund paid total management fees of $1,278,505. The ratio of management fees to average net assets for the fiscal year ended June 30, 1998 was 0.75%. The total advisory fee of 0.75% of the aggregate net assets of the fund is greater than that for most mutual funds; however, the Trustees have determined that it is comparable to fees charged by other mutual funds whose investment objectives are similar to those of the fund. On June 1, 1998, National Securities & Research Corporation ("National") assigned its investment management agreement to Phoenix Investment Counsel, Inc. Phoenix and National are subsidiaries of Phoenix Investment Partners, Ltd. (formerly Phoenix Duff & Phelps Corporation). Of the total management fees paid by the fund during the last fiscal year, National was paid $1,161,194 and Phoenix was paid $117,311.


                                                                           13  |
                                                                               |
                                                                               |

                             Portfolio Management

                             Aberdeen's senior strategy committee determines and monitors the fund's regional allocations across the globe on a monthly basis. An Aberdeen team of investment professionals located in offices spread around the world selects securities for the foreign portion of the fund's portfolio. At the same time, a Phoenix team of investment professionals manages the U.S. portion of the fund's portfolio.


                             Impact of the Year 2000 Issue on Fund Operations

                             The Trustees have directed management to ensure that the systems used by service providers (Phoenix and its affiliates) in support of the fund's operations be assessed and brought into Year 2000 compliance. Based upon preliminary assessments, Phoenix has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. Phoenix management believes that the majority of these systems are already Year 2000 compliant. Phoenix believes that with modifications to existing software and conversions to new software, the Year 2000 issue will be mitigated. It is anticipated that such modifications and conversions will be completed on a timely basis. It is not known at this time if there could be a material impact on the operations of Phoenix or its affiliates or the fund if such modifications and conversions are not timely completed.

                             Phoenix will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. Certain systems are already in the process of being converted due to previous initiatives and it is expected that all core systems will be remediated by December 31, 1998 and tested by June 1999. The total cost to become Year 2000 compliant is not an expense of the fund and is not expected to have a material impact on the operating results of Phoenix.


|  14
|
|

                             Pricing of Fund Shares
---------------------------------------------------


                             How is the Share Price determined?
                             The fund calculates a share price for each class of its shares. The share price is based on the net assets of the fund and the number of outstanding shares. In general, the fund calculates net asset value by:



                          [arrow] adding the values of all securities and other
                                  assets of the fund,

                          [arrow] subtracting liabilities, and

                          [arrow] dividing by the total number of outstanding
                                  shares of the fund.

                             Asset Value: The fund's investments are valued at market value. If market quotations are not available, the fund determines a "fair value" for an investment according to rules and procedures approved by the Trustees. Foreign and domestic debt securities (other than short-term investments) are valued on the basis of broker quotations or valuations provided by a pricing service approved by the Trustees when such prices are believed to reflect the fair value of such securities. Foreign and domestic equity securities are valued at the last sale price or, if there has been no sale that day, at the last bid price, generally. Short-term investments having a remaining maturity of sixty days or less are valued at amortized cost, which the Trustees have determined approximates market value.

                             Liabilities: Class specific expenses, distribution fees, service fees and other liabilities are deducted from the assets of each class. Expenses and liabilities that are not class specific (such as management fees) are allocated to each class in proportion to each class's net assets except where an alternative allocation can be more fairly made.


                             Net Asset Value: The liability allocated to a class plus any other expenses are deducted from the proportionate interest of such class in the assets of the fund. The resulting amount for each class is then divided by the number of shares outstanding of that class to produce each class's net asset value per share.

                             The net asset value per share of each class of the fund is determined on days when the New York Stock Exchange (the "NYSE") is open for trading as of the close of trading (normally


                                                                           15  |
                                                                               |
                                                                               |

                             4:00 PM eastern time). The fund will not calculate its net asset values per share on days when the NYSE is closed for trading. Trading of securities held by the fund in foreign markets may negatively or positively impact the value of such securities on days when the fund neither trades securities nor calculates its net asset values (i.e., weekends and certain holidays).


                             At what price are shares purchased?

                             All investments received by the fund's authorized agents prior to the close of regular trading on the NYSE (normally 4:00 PM eastern time) will be executed based on that day's net asset value. Shares credited to your account from the reinvestment of fund distributions will be in full and fractional shares that are purchased at the closing net asset value on the next business day on which the fund's net asset value is calculated following the dividend record date.



                             Sales Charges
------------------------------------------

                             What are the classes and how do they differ?
                             The fund presently offers three classes of shares that have different sales and distribution charges (see "Fund Expenses" previously in this prospectus). The fund has adopted distribution and service plans allowed under Rule 12b-1 of the Investment Company Act of 1940 that authorize the fund to pay distribution and service fees for the sale of its shares and for services provided to shareholders. The distribution and service fees represent an asset-based sales charge that, for a long-term shareholder, may be higher than the maximum front-end sales charge permitted by the National Association of Securities Dealers, Inc. ("NASD").


                             What arrangement is best for you?

                             The different classes permit you to choose the method of purchasing shares that is most beneficial to you. In choosing a class, consider the amount of your investment, the length of time you expect to hold the shares, whether you decide to receive distributions in cash or to reinvest them in additional shares, and any other personal circumstances. Depending upon these considerations, the accumulated distribution and service fees and contingent deferred sales charges of one class may be more or less than the initial sales charge and accumulated distribution and service fees of another class of shares bought at the same time.


|  16
|
|

                             Because distribution and service fees are paid out of the fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

                             Class A Shares. If you purchase Class A Shares, you will pay a sales charge at the time of purchase equal to 4.75% of the offering price (4.99% of the amount invested). The sales charge may be reduced or waived under certain conditions. Class A Shares are not subject to any charges by the fund when redeemed. Class A Shares have lower distribution and service fees (0.25%) and pay higher dividends than any other class.

                             Class B Shares. If you purchase Class B Shares, you will not pay a sales charge at the time of purchase. If you sell your Class B Shares within the first 5 years after they are purchased, you will pay a sales charge of up to 5% of your shares' value. See "Deferred Sales Charge Alternative--Class B and C Shares" below. This charge declines to 0% over a period of 5 years and may be waived under certain conditions. Class B shares have higher distribution and service fees (1.00%) and pay lower dividends than Class A Shares. Class B Shares automatically convert to Class A Shares eight years after purchase. Purchases of Class B Shares may be inappropriate for any investor who may qualify for reduced sales charges of Class A Shares and anyone who is over 85 years of age. The underwriter may decline purchases in such situations.

                             Class C Shares. If you purchase Class C Shares, you will not pay a sales charge at the time of purchase. If you sell your Class C Shares within the first year after they are purchased, you will pay a sales charge of 1%. See "Deferred Sales Charge Alternative--Class B and C Shares" below. Class C Shares have the same distribution and service fees (1.00%) and pay comparable dividends as Class B Shares. Class C Shares do not convert to any other class of shares of the fund.


                             Initial Sales Charge Alternative--Class A Shares

                             The public offering price of Class A Shares is the net asset value plus a sales charge that varies depending on the size of your purchase (see "Class A Shares--Reduced Sales Charges: Combination Purchase Privilege" in the Statement of Additional Information). Shares purchased based on the automatic reinvestment of income dividends or capital gains distributions are not subject to any sales charges. The sales charge is divided between your investment dealer and the fund's underwriter (Phoenix Equity Planning Corporation or "PEPCO").


                                                                           17  |
                                                                               |
                                                                               |

                             Sales Charge you may pay to purchase Class A
                             Shares

                                                    Sales Charge as
                                                    a percentage of
                                               ------------------------------
            Amount of                                          Net
            Transaction                       Offering       Amount
            at Offering Price                   Price        Invested
          ------------------------------------------------------------
            Under $50,000                      4.75%          4.99%
            $50,000 but under $100,000         4.50           4.71
            $100,000 but under $250,000        3.50           3.63
            $250,000 but under $500,000        3.00           3.09
            $500,000 but under $1,000,000      2.00           2.04
            $1,000,000 or more                 None           None

                             Deferred Sales Charge Alternative--
                             Class B and C Shares

                             Class B and C Shares are purchased without an initial sales charge; however, shares sold within a specified time period are subject to a declining contingent deferred sales charge ("CDSC") at the rates listed below. The sales charge will be multiplied by the then current market value or the initial cost of the shares being redeemed, whichever is less. No sales charge will be imposed on increases in net asset value or on shares purchased through the reinvestment of income dividends or capital gains distributions. To minimize the sales charge, shares not subject to any charge will be redeemed first, followed by shares held the longest time. To calculate the amount of shares owned and time period held, all Class B Shares purchased in any month are considered purchased on the last day of the preceding month, and all Class C Shares are considered purchased on the trade date.


                             Deferred Sales charge you may pay to sell Class B Shares

                              Year  1   2   3   4   5   6+
                             --------------------------------------------------

                             CDSC   5%  4%  3%  2%  2%  0%


                             Deferred Sales charge you may pay to sell Class C Shares

                                Year    1     2+
                             --------------------------------------------------

                                CDSC    1%    0%

|  18
|
|

                             Your Account
-----------------------------------------


                             Opening an Account
                             Your financial advisor can assist you with your initial purchase as well as all phases of your investment program. If you are opening an account by yourself, please follow the instructions outlined below.


                             Step 1.

                             Your first choice will be the initial amount you intend to invest.


                             Minimum initial investments:



                          [arrow] $25 for individual retirement accounts, or
                                  accounts that use the systematic exchange privilege, or accounts that use the Investo-Matic program (see below for more information on the Investo-Matic program).

                          [arrow] There is no initial dollar requirement for
                                  defined contribution plans, profit-sharing plans, or employee benefit plans. There is also no minimum for reinvesting dividends and capital gains into another account.

                          [arrow] $500 for all other accounts.

                             Minimum additional investments:


                          [arrow] $25 for any account.


                          [arrow] There is no minimum for defined contribution
                                  plans, profit-sharing plans, or employee benefit plans. There is also no minimum for reinvesting dividends and capital gains into an existing account.


                             Step 2.
                             Your second choice will be what class of shares to buy. The fund offers three classes of shares for individual investors. Each has different sales and distribution charges. Because all future investments in your account will be made in the share class you choose when you open your account, you should make your decision carefully. Your financial advisor can help you pick the share class that makes the most sense for your situation.


                                                                           19  |
                                                                               |
                                                                               |

                             Step 3.

                             Your next choice will be how you want to receive any dividends and capital gain distributions. Your options are:



                          [arrow] Receive both dividends and capital gain
                                  distributions in additional shares

                          [arrow] Receive dividends in cash and capital gain
                                  distributions in additional shares

                          [arrow] Receive both dividends and capital gain
                                  distributions in cash

                             No interest will be paid on uncashed distribution
                                  checks.


                                How To Buy Shares
-------------------------------------------------

------------------------------------------------------------------------------------------------
                                To Open An Account
------------------------------------------------------------------------------------------------
  Through a financial advisor   Contact your advisor. Some advisors may charge a fee.
------------------------------------------------------------------------------------------------
                                Complete a New Account Application and send it with a check
  Through the mail              payable to the fund. Mail them to: State Street Bank, P.O. Box
                                8301, Boston, MA 02266-8301.
------------------------------------------------------------------------------------------------
  By Federal Funds wire         Call us at 1-800-243-1574 (press 1, then 0).
------------------------------------------------------------------------------------------------
                                Complete the appropriate section on the application and send it
  By Investo-Matic              with your initial investment payable to the fund. Mail them to:
                                State Street Bank, P.O. Box 8301, Boston, MA 02266-8301.
------------------------------------------------------------------------------------------------
  By telephone exchange         Call us at 1-800-243-1574 (press 1, then 0).
------------------------------------------------------------------------------------------------

                             How to Sell Shares
-----------------------------------------------
                             You have the right to have the fund buy back shares at the net asset value next determined after receipt of a redemption order by the fund's Transfer Agent or an authorized agent. In the case of a Class B or C Share redemption, you will be subject to the applicable deferred sales charge, if any, for such shares. Subject to certain restrictions, shares may be redeemed by telephone or in writing. In


|  20
|
|
                             addition, shares may be sold through securities dealers, brokers or agents who may charge customary commissions or fees for their services. The fund does not charge any redemption fees. Payment for shares redeemed is made within seven days; however, redemption proceeds will not be disbursed until each check used for purchases of shares has been cleared for payment by your bank, which may take up to 15 days after receipt of the check.

--------------------------------------------------------------------------------------------------
  Through a financial advisor     Contact your advisor. Some advisors may charge a fee.
--------------------------------------------------------------------------------------------------
                                  Send a letter of instruction and any share certificates (if you hold certificate shares) to: State Street Bank, P.O. Box 8301,
  Through the mail                Boston, MA 02266-8301. Be sure to include the registered
                                  owner's name, fund and account number, number of shares
                                  or dollar value you wish to sell.
--------------------------------------------------------------------------------------------------
                                  For sales up to $50,000, requests can be made by calling
  By telephone                    1-800-243-1574.
--------------------------------------------------------------------------------------------------
  By telephone exchange           Call us at 1-800-243-1574 (press 1, then 0).
--------------------------------------------------------------------------------------------------


                             Things You Should Know When Selling Shares
-----------------------------------------------------------------------

                             You may realize a taxable gain or loss (for federal income tax purposes) if you redeem shares of the fund. The fund reserves the right to pay large redemptions "in-kind" (in securities owned by the fund rather than in cash). Large redemptions are those over $250,000 or 1% of the fund's net assets. Additional documentation will be required for redemptions by organizations, fiduciaries, or retirement plans, or if redemption is requested by anyone but the shareholder(s) of record. Transfers between broker-dealer "street" accounts are governed by the accepting broker-dealer. Questions regarding this type of transfer should be directed to your financial advisor. Redemption requests will not be honored until all required documents in proper form have been received. To avoid delay in redemption or transfer, shareholders having questions about specific requirements should contact the fund's Transfer Agent at (800) 243-1574.


                             Redemptions by Mail


                          [arrow] Send a clear letter of instructions if all of
                                  these apply:

                                                                           21  |
                                                                               |
                                                                               |

                               o Your shares are registered individually,
                                 jointly, or as custodian under the Uniform
                                 Gifts to Minors Act or Uniform Transfers to
                                 Minors Act.

                               o The proceeds do not exceed $50,000.

                               o The proceeds are payable to the registered
                                 owner at the address on record.


                          [arrow] Send a clear letter of instructions with a
                                  signature guarantee when any of these apply:

                               o You are selling more than $50,000 worth of
                                 shares.

                               o The name or address on the account has changed
                                 within the last 60 days.

                               o You want the proceeds to go to a different
                                 name or address than on the account.


                             If you are selling shares held in a corporate or fiduciary account, please contact the fund's Transfer Agent at (800) 243-1574.


                             The signature on your request must be guaranteed by an eligible guarantor institution as defined by the fund's Transfer Agent in accordance with its signature guarantee procedures. Currently, such procedures generally permit guarantees by banks, broker dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations.


                             Selling Shares by Telephone


                             The Transfer Agent will use reasonable procedures to confirm that telephone instructions are genuine. Address and bank account information are verified, redemption instructions are taped, and all redemptions are confirmed in writing.

                             The individual investor bears the risk from instructions given by an unauthorized third party that the Transfer Agent reasonably believed to be genuine.

                             The Transfer Agent may modify or terminate the telephone redemption privilege at any time with 60 days notice to shareholders.

                             During times of drastic economic or market changes, telephone redemptions may be difficult to make or temporarily suspended.


|  22
|
|

                             Account Policies
---------------------------------------------


                             Account Reinstatement Privilege
                             For 180 days after you sell your Class A, B, or C Shares, you can purchase Class A Shares of any fund at net asset value, with no sales charge, by reinvesting all or part of your proceeds, but not more. Send your written request to State Street Bank, P.O. Box 8301, Boston, MA 02266-8301. You can call us at 1-800-243-1574 for more information.

                             Please remember, a redemption and reinvestment are considered to be a sale and purchase for tax-reporting purposes. Class B shareholders who have had the contingent deferred sales charge waived because they are in the Systematic Withdrawal Program are not eligible for this reinstatement privilege.


                             Redemption of Small Accounts

                             Due to the high cost of maintaining small accounts, if your account balance is less than $200, you may receive a notice requesting you to bring the balance up to $200 within 60 days. If you do not, the shares in the account will be sold at net asset value, and a check will be mailed to the address of record.


                             Exchange Privileges

                             You should read the prospectus carefully before deciding to make an exchange. You can obtain a prospectus from your financial advisor or by calling us at 1-800-243-4361 or accessing our Web site at www.phoenixinvestments.com.


                               o You may exchange shares for another fund in
                                 the same class of shares; e.g., Class A for Class A.

                               o Exchanges may be made by phone
                                 (1-800-243-1574) or by mail (State Street
                                 Bank, P.O. Box 8301, Boston, MA 02266-8301).

                               o The amount of the exchange must be equal to
                                 the minimum initial investment required.

                               o The exchange of shares is treated as a sale
                                 and purchase for federal income tax purposes.

                               o Because excessive trading can hurt fund
                                 performance and harm other shareholders, the fund reserves the right to temporarily or permanently end exchange privileges or reject an order from


                                                                           23  |
                                                                               |
                                                                               |
                                 anyone who appears to be attempting to time the market, including investors who request more than one exchange in any 30-day period. The fund's underwriter has entered into agreements with certain market timing firms permitting them to exchange by telephone.
                                 These privileges are limited, and the fund distributor has the right to reject or suspend them.


                             Retirement Plans

                             Shares of the fund may be used as investments under the following qualified prototype retirement plans: traditional IRA, rollover IRA, SIMPLE IRA, Roth IRA, 401(k) plans, profit-sharing, money purchase plans, and 403(b) plans. For more information, call 1-800-243-4361.




                             Investor Services
----------------------------------------------


                             Investo-Matic is a systematic investment plan that allows you to have a specified amount automatically deducted from your checking or savings account and then deposited into your mutual fund account. Just complete the Investo-Matic Section on the application and include a voided check.

                             Systematic Exchange allows you to automatically move money from one Phoenix Fund to another on a monthly, quarterly, semi-annual or annual basis. Shares of one Phoenix Fund will be exchanged for shares of the same class of another fund at the interval you select. To sign up, just complete the Systematic Exchange Section on the application.

                             Telephone Exchange lets you exchange shares of one fund for the same class of shares in another fund, using our customer service telephone service. See the Telephone Exchange Section on the application.


                             Systematic Withdrawal Program allows you to periodically redeem a portion of your account on a predetermined monthly, quarterly, semiannual, or annual basis. Sufficient shares will be redeemed on the 15th of the month at the closing net asset value so that the payment is made about the 20th of the month. The program also provides for redemptions on or about the 10th, 15th, or 25th with proceeds directed through Automated Clearing House (ACH) to your bank. The minimum withdrawal is $25.00, and minimum account balance requirements continue. Shareholders in the program must own fund shares worth at least $5,000.


|  24
|
|

                             Tax Status
---------------------------------------

                             The fund intends to continue to qualify annually as a regulated investment company (mutual fund) under Subchapter M of the Internal Revenue Code. The fund also intends to annually distribute to shareholders all of its net investment income and net realized capital gains, after utilization of any capital loss carryovers. If the fund continues to qualify, it generally will not be subject to federal income tax on the income it distributes. The discussion below is based on the assumption that the fund will continue to qualify as a regulated investment company.

                             The fund will be subject to a nondeductible 4% excise tax if it fails to meet certain annual distribution requirements. In order to prevent imposition of the excise tax, it may be necessary for the fund to make distributions more frequently than described in the previous paragraph.


                             Dividends and Distributions

                             The fund plans to make distributions from net investment income semiannually, and to distribute net realized capital gains, if any, at least annually. Distributions of short-term capital gains and net investment income are taxable to shareholders as ordinary income. Long-term capital gains, if any, distributed to shareholders and which are designated by the fund as capital gain distributions, are taxable to shareholders as long-term capital gain distributions regardless of the length of time you have owned your shares.

                             Unless you elect to receive distributions in cash, dividends and capital gain distributions are paid in additional shares. All distributions, cash or additional shares, are subject to federal income tax and may be subject to state, local and other taxes.


                             Backup Withholding

                             By law, 31% of fund distributions and any redemption proceeds must be withheld if you have not provided complete, correct taxpayer identification number and certain required certifications. The fund reserves the right to refuse to open an account for any person failing to provide the necessary taxpayer information.


                                                                           25  |
                                                                               |
                                                                               |

                             Financial Highlights
-------------------------------------------------

                             This table is intended to help you understand the fund's financial performance for the past five years. Class C Shares are a new class of shares and as such have no financial performance to report as of the effective date of this prospectus. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, independent accountants. Their report, together with the fund's financial statements, are included in the fund's most recent Annual Report, which is available upon request.

                                                                              Class A
                                          ----------------------------------------------------------------------------
                                                                        Year Ended June 30,
                                          ----------------------------------------------------------------------------
                                              1998             1997         1996             1995            1994
                                              ----             ----         ----             ----            ----
  Net asset value,
  beginning of period                     $   10.75      $    10.29     $    9.04        $   10.17        $   8.00
  Income from investment
  operations:(5)
  Net investment income (loss)                 0.02            0.03(1)      (0.02)(1)         0.01(1)         0.01
  Net realized and unrealized gains            2.97            1.25          1.87             0.56            2.19
                                          ---------      ----------     ---------        ---------        --------
  Total from investment operations             2.99            1.28          1.85             0.57            2.20
                                          ---------      ----------     ---------        ---------        --------
  Less distributions:
  Dividends from net investment
  income                                      (0.13)          (0.04)           --               --           (0.03)
  Distributions from net realized gains       (1.20)          (0.78)        (0.60)          ( 1.37)             --
  In excess of net investment income          (0.01)             --            --               --              --
  In excess of net realized gains                --              --            --           ( 0.33)             --
                                          ---------      ----------     ---------        ---------        --------
  Total distributions                         (1.34)          (0.82)        (0.60)          ( 1.70)          (0.03)
                                          ---------      ----------     ---------        ---------        --------
  Change in net asset value                    1.65            0.46          1.25           ( 1.13)           2.17
                                          ---------      ----------     ---------        ---------        --------
  Net asset value, end of period          $   12.40      $    10.75     $   10.29        $    9.04         $ 10.17
                                          =========      ==========     =========        =========        ========
  Total return(2)                             31.45%          13.40%        21.39%            6.53%          27.46%
  Ratios/supplemental data:
  Net assets, end of period (thousands)   $ 183,188      $  153,005     $ 146,052        $ 126,481        $118,707
  Ratio to average net assets of:
   Operating expenses                          1.42%           1.53%         1.60%            1.80%           1.50%
   Net investment income (loss)                0.21%           0.34%        (0.19)%           0.16%           0.09%
  Portfolio turnover                            156%            234%          245%             277%            259%

                                                                       Class B
                                          -----------------------------------------------------------------
                                                                                             From
                                                                                           Inception
                                                       Year Ended June 30,                  7/15/94
                                          ---------------------------------------------        to
                                                1998           1997             1996        6/30/95
                                                ----           ----             ----       -----------
  Net asset value,
  beginning of period                      $   10.53      $   10.14        $    8.98       $     10.40
  Income from investment
  operations:(5)
  Net investment income (loss)                 (0.06)         (0.03)(1)        (0.08)(1)         (0.02)(1)
  Net realized and unrealized gains             2.90           1.21             1.84              0.30
                                           ---------      ---------        ---------       -----------
  Total from investment operations              2.84           1.18             1.76              0.28
                                           ---------      ---------        ---------       -----------
  Less distributions:
  Dividends from net investment
  income                                       (0.11)         (0.01)              --                --
  Distributions from net realized gains        (1.20)         (0.78)           (0.60)            (1.37)
  In excess of net investment income           (0.02)            --               --                --
  In excess of net realized gains                 --             --               --             (0.33)
                                           ---------      ---------        ---------       -----------
  Total distributions                          (1.33)         (0.79)           (0.60)            (1.70)
                                           ---------      ---------        ---------       -----------
  Change in net asset value                     1.51           0.39             1.16             (1.42)
                                           ---------      ---------        ---------       -----------
  Net asset value, end of period           $   12.04      $   10.53        $   10.14        $     8.98
                                           =========      =========        =========       ===========
  Total return(2)                              30.61%         12.46%           20.50%             3.54%(3)
  Ratios/supplemental data:
  Net assets, end of period (thousands)    $  10,855      $   8,412        $   5,709        $    2,849
  Ratio to average net assets of:
   Operating expenses                           2.17%          2.29%            2.34%             2.61%(4)
   Net investment income (loss)                (0.54)%        (0.35)%          (0.86)%           (0.33)%(4)
  Portfolio turnover                             156%           234%             245%              277%

                ------------------
                (1) Computed using average shares outstanding.
                (2) Sales charges are not reflected in the total return
                    calculation.
                (3) Not annualized.
                (4) Annualized.
                (5) Distributions are made in accordance with the prospectus;
                    however, class level income per share from investment operations may vary from anticipated results depending on the timing of share purchases and redemptions.


|  26
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


                             Additional Information
---------------------------------------------------


     Statement of Additional Information

     The fund has filed a Statement of Additional Information about the fund, dated December 16, 1998 with the Securities and Exchange Commission. The Statement contains more detailed information about the fund. It is incorporated into this prospectus by reference and is legally part of the prospectus. You may obtain a free copy of the Statement:



   [arrow] by writing to Phoenix Equity Planning Corporation, 100 Bright Meadow
           Blvd., P.O. Box 2200, Enfield, Connecticut 06083-2200 or

   [arrow] by calling (800) 243-4361.

     You may also obtain information about the fund from the Securities and Exchange Commission:


   [arrow] through its internet site (http://www.sec.gov),


   [arrow] by visiting its Public Reference Room in Washington, DC or

   [arrow] by writing to its Public Reference Section, Washington, DC 20549-6009
           (a fee may be charged).

         Information about the operation of the Public Reference Room may be obtained by calling (800) SEC-0330.


     Shareholder Reports

     The fund semiannually mails to its shareholders detailed reports containing information about the fund's investments. The fund's Annual Report contains a detailed discussion of the market conditions and investment strategies that significantly affected the fund's performance from July 1 through June 30. You may request a free copy of the fund's Annual and Semiannual Reports:



   [arrow] by writing to Phoenix Equity Planning Corporation, 100 Bright Meadow
           Blvd., P.O. Box 2200, Enfield, Connecticut 06083-2200 or

   [arrow} by calling (800) 243-4361.

                       Customer Service: (800) 243-1574
                           Marketing: (800) 243-4361
                        Telephone Orders: (800) 367-5877
                 Telecommunication Device (TTY): (800) 243-1926

     SEC File Nos. 2-16590 & 811-945

                              [LOGO] Printed on recycled paper using soybean ink

                                                                           27  |
                                                                               |
                                                                               |

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